Exhibit 5.1

Law Offices

One Logan Square

Suite 2000

Philadelphia, PA

19103-6996

215-988-2700

215-988-2757 fax

www.drinkerbiddle.com

CALIFORNIA

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C

April 2, 2019

Tyme Technologies, Inc.

17 State Street – 7th Floor

New York, New York 10004

Ladies and Gentlemen:

We have acted as counsel to Tyme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended, (the “Securities Act”), of the offer and sale of (i) 8,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and (ii) Warrants dated April 2, 2019 (the “Warrants”) to purchase 8,000,000 shares of common stock issuable upon exercise thereof (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-211489) (including the prospectus, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), which was declared effective on August 16, 2017, and the related prospectus supplement dated March 28, 2019 and filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Prospectus Supplement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors, resolutions of the Pricing Committee of the Company’s Board of Directors, the Registration Statement, Prospectus, the Prospectus Supplement, the Underwriting Agreement dated March 28, 2019, by and between the Company and Canaccord Genuity LLC, as representative of the several underwriters listed therein (the “Underwriting Agreement”), the form of Warrant and such other documents and corporate records relating to the Company and the issuance and sale of the Shares and Warrant Shares as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that adequate consideration has been, or, in the case of the Warrant Shares, will be, paid, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all corporate records and other information made available to us by the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that:

(i) the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

(ii)  when the Warrants shall have been issued and delivered against payment therefor in accordance with the Underwriting Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, statutes of limitations and other similar laws and judicial decisions now or hereafter in effect affecting the rights of creditors and interest holders generally and (b) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding in equity or at law; and

(iii)  the Warrant Shares have been duly authorized by the Company and if, when and to the extent any Warrant Shares are issued in accordance with the terms of the applicable Warrant(s), including the due and proper exercise of such Warrant(s) and payment in full to the Company of the exercise price as required thereunder, such Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of New York applicable to contracts made and performed therein, and the federal securities laws of the United States of America.

Please be advised that James Biehl, the Company’s Chief Legal Officer, is of counsel at our firm.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K dated April 2, 2019 and the incorporation by reference of this opinion in the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP